UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2008

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

One Hardinge Drive Elmira, NY 14902

(Address of principal executive offices)  (Zip code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

On October 26, 2008, based on a comprehensive market evaluation, the Company determined that its model of doing business in Canada did not provide adequate returns.  As a result of this conclusion, the Company closed its facility in Mississauga, Ontario on October 28, 2008.

Changes to the Company’s planned product strategy and method of delivering support to our  Canadian customers, as well as a third quarter analysis of historical cash flows, triggered a review of the goodwill under FAS 142. The Company recorded a non-cash charge of $2.7 million in the third quarter, to reflect the diminished value of goodwill of $2.1 million and $0.6 million of intangible assets associated with our Canadian operation. The Canadian market will be served directly from our US support staff in the future.

The Company expects to incur approximately $43,000 in severance cost in the fourth quarter of 2008 related to the closing of the Canadian facility. The Company also expects to incur charges associated with the facility exit costs during the fourth quarter, for which amounts are not currently estimable.

On October 29, 2008 Hardinge Inc. issued a press release announcing special charges related to the strategic repositioning of the Company, including among other items, the closure of the Canadian facility.  A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

99.1                           Press release issued by registrant on October 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hardinge Inc.

October 30, 2008	By:	/s/ Edward J. Gaio
Date	Edward J. Gaio
Vice President and Chief Financial Officer